Exhibit 21
FuelCell Energy, Inc
Subsidiaries of the Registrant

Entity Name	State / Country of Incorporation
FuelCell Energy, Ltd.	Canada
Alliance Monterey, LLC *	California
Alliance Star Energy, LLC *	California
Alliance TST Energy, LLC *	California
Bridgeport Fuel Cell Park, LLC	Connecticut
ERG-Milford, LLC	Connecticut
ERG-Connecticut, LLC	Connecticut
Star Energy East, LLC	Connecticut
Long Beach Clean Energy, LLC	New York
FCE Korea, Ltd	South Korea

*	These entities are joint ventures with Alliance Power, Inc. FuelCell Energy, Inc. has an 80% ownership interest in these entities.